Exhibit 10.2
CABLE ONE, INC.
2022 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
(NON-EMPLOYEE DIRECTOR IN LIEU OF CASH FEES)

Cable One, Inc., a Delaware corporation (the “Company”), pursuant to the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Award Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

PARTICIPANT NAME
GRANT DATE:
NUMBER OF SHARES:
SPECIFIED PERIOD
VESTING SCHEDULE

CABLE ONE, INC.
_______________
By:
Title:

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, ACKNOWLEDGES THAT HE OR SHE HAS READ THE GRANT NOTICE, AWARD AGREEMENT AND THE PLAN AND AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

PARTICIPANT1
###PARTICIPANT_NAME###

###ACCEPTANCE_DATE###
1 To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

CABLE ONE, INC.
2022 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(NON-EMPLOYEE DIRECTOR IN LIEU OF CASH FEES)

Cable One, Inc. a Delaware corporation (the “Company”) hereby grants to the individual (the “Participant”) named in the grant notice attached hereto (the “Grant Notice”) as of the date set forth in the Grant Notice (the “Grant Date”), pursuant to the provisions of the Cable One, Inc. 2022 Omnibus Incentive Plan (the “Plan”) a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Common Stock $0.01 par value per share (each, a “Share”), that are subject to the terms and the conditions specified herein (each such restricted stock unit, an “RSU”) as set forth in the Grant Notice upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Award Agreement”) in respect of your service in your role on the Board of Directors of the Company (the “Board”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement and the Plan, Shares, as set forth in the Grant Notice.
SECTION 1.    Award Subject to Acceptance of Award Agreement. The Award shall be null and void unless the Participant accepts this Award Agreement by electronically accepting this Award Agreement within the Participant’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
SECTION 2.    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 3.    Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Code” means the Internal Revenue Code of 1986, as amended.
“Section 409A” means Section 409A of the Code and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
SECTION 4.    Vesting and Settlement.
(a)    Vesting. Except as otherwise provided herein, (i) the RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice, including the pro-rata vesting provisions provided in the Grant Notice. Your rights with respect to all other unvested RSUs (including any fractional Shares) shall immediately terminate upon such termination of service and you will be entitled to no further payments or benefits with respect thereto.
(b)    Settlement. Subject to Sections 4(a), 4(c) and 7 of this Award Agreement, in accordance with your election pursuant to the Non-Employee Director Deferral Election Form, the Company shall deliver or cause to be delivered to you one or more unlegended, freely-transferable stock certificates or book entry credits in respect of the Shares underlying the RSUs subject to this Award and any accrued cash dividends related thereto within 30 days following the distribution event that you have elected pursuant to the Non-Employee Director Deferral Election Form or, if earlier, the date of a Change of Control that satisfies the requirements of Section 409A(a)(2) of the Code.
(c)    Change of Control. Notwithstanding anything to the contrary in the Plan, this Award Agreement, or the Grant Notice, in the event of a Change of Control any then unvested RSUs shall immediately vest as of the date of the Change of Control, which date shall be deemed to be the vesting date hereunder.

SECTION 5.    Voting Rights; Dividends. Prior to the date on which Shares are delivered to you in settlement of the RSUs pursuant to this Award Agreement, you shall not have any rights of a stockholder with respect to the Shares underlying the RSUs (including any voting rights or rights with respect to dividends). Instead, if the Company declares and pays (or sets a record date with respect to) ordinary cash dividends on Shares on or after the Grant Date and prior to the settlement of RSUs in accordance with Section 4(b) of this Award Agreement, subject to Section 7 below, an amount equal to the ordinary cash dividend that would have been payable to you with respect to the Shares underlying the RSUs as if those Shares had been issued and outstanding as of the dividend payment date shall be held by the Company or an escrow agent that is designated by the Company and shall be paid (less any taxes required to be withheld) at the time the corresponding RSUs are paid (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). For the avoidance of doubt, dividends shall not be payable with respect to any RSUs that do not vest in accordance with their terms.
SECTION 6.    Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion or transferred pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, this Award and the RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 10(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of the Award or any RSU in violation of the provisions of this Section 5 and Section 10(a) of the Plan shall be void.
SECTION 7.    Withholding, Consents and Legends; Other Restrictions.
(a)    Withholding. The delivery of Shares pursuant to Section 4(b) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 10(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting or settlement of RSUs and any accrued dividends related thereto, you may satisfy, in whole or in part, any withholding tax liability: (i) by cash payment of an amount equal to such withholding liability or (ii) by having the Company withhold a number of Shares you would otherwise be entitled to receive upon settlement of the RSUs having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.
(b)    Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
(d)    If at any time the Committee shall determine that (i) the listing, registration or qualification of the RSUs or any securities subject or related thereto upon any securities exchange or under any state or federal law is required, or (ii) the consent or approval of any government regulatory body is required, then the grant of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(e)    Any Shares issued upon settlement of the RSUs shall be subject to the Company’s policies regarding compliance with securities laws. Pursuant to such policies, you shall be required to obtain pre-clearance from the General Counsel of the Company prior to purchasing or selling any of the Company’s securities or entering into any hedge, pledge or similar transaction or arrangement with respect thereto.
SECTION 8.    Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.    Committee Discretion. Subject to the terms of the Plan and this Award Agreement, the Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.    Dispute Resolution.
(a)    Jurisdiction and Venue.
(i)    This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware.

(ii)    Subject to the provisions of Section 10(a)(iii) below, any controversy or claim between you and the Company or its Affiliates arising out of or relating to or concerning the provisions of any Award Agreement or the Plan shall be finally settled by arbitration in Phoenix, Arizona, before, and in accordance with the rules then obtaining of the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.
(iii)    In addition to its right to submit any dispute or controversy to arbitration, the Company or one of its Affiliates may bring an action or special proceeding in a state or Federal court of competent jurisdiction sitting in Phoenix, Arizona, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily or permanently enforcing the provisions of the Plan or to enforce an arbitration award, and, for the purposes of this Section 10(a)(iii), you (A) expressly consent to the application of Section 10(a)(iv) below to any such action or proceeding, (B) agree that proof shall not be required that monetary damages for breach of the provisions of this Award Agreement would be difficult to calculate and that remedies at law would be inadequate, and (C) irrevocably appoint the General Counsel of the Company as your agent for service of process in connection with any such action or proceeding, who shall promptly advise you of any such service of process by notifying you at the last address on file in the Company’s records.
(iv)    You and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or Federal court located in Phoenix, Arizona, over any suit, action or proceeding arising out of, relating to or in connection with this Award Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 10(a)(ii) above. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. You and the Company acknowledge that the forum designated by this Section 10(a)(iv) has a reasonable relation to this Award Agreement, and to your relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude you or the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 10(a)(i), 10(a)(ii) or this Section 10(a)(iv) of this Award Agreement. The agreement of you and the Company as to forum is independent of the law that may be applied in the action, and you and the Company agree to such forum even if the forum may under applicable law choose to apply nonforum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 10(a)(iv). You and the Company undertake not to commence any action arising out of, or relating to, or in connection with this Award Agreement in any forum other than a forum described in this Section 10(a)(iv), or, to the extent applicable, Section 10(a)(ii). You and the Company agree that, to the fullest extent permitted by applicable law, a final and nonappealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.
(v)    You and the Company acknowledge that this Award Agreement evidences a transaction involving interstate commerce. Notwithstanding anything to the contrary in this Award Agreement, including the above Section 10(a)(i) with respect to governing law, any arbitration conducted pursuant to the terms of this Award Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16), as amended, modified or supplemented from time to time (the “FAA”). For the avoidance of doubt, any issue concerning the extent to which any controversy or claim arising out of or relating to or concerning the provisions of any Award Agreement or the Plan is subject to arbitration, or concerning the applicability, interpretation or enforceability of the procedures set forth in this Section 10, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the FAA and resolved by the arbitrator(s) named through the procedures set forth in Section 10(a)(ii).
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11.    Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Cable One, Inc. 210 E. Earll Drive Phoenix, AZ 85012 Attn: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.    Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”.
SECTION 13.    Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(e) of the Plan).
SECTION 14.    Section 409A.
(a)    It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
(d)    Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15.    Severability. If any provision of this Award Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Award Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

SECTION 16.    Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan (including any notice given pursuant to Section 11) by electronic means. You hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan and be bound by the terms and conditions of this Award Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Your electronic acceptance is required and the award will be cancelled if you fail to comply with the Company’s acceptance requirement within one year of the Grant Date.